EXHIBIT 10.2

SPARTAN STORES, INC.
2010 CASH INCENTIVE PLAN

SECTION 1
ESTABLISHMENT AND PURPOSES OF PLAN

          1.1          Establishment of Plan. Spartan Stores, Inc., a Michigan corporation, hereby establishes its 2010 Cash Incentive Plan for its Company and Subsidiary officers, employee directors and other key Associates. The Plan permits the award of incentive compensation in the form of performance-based incentive awards payable in cash.

          1.2          Purposes of Plan. The purposes of the Plan are to motivate Participants to achieve the Company's financial and business objectives; to allow Participants to share appropriately in the financial success of the Company; to provide a highly competitive incentive compensation opportunity; to create a linkage between Participant contribution and the Company's business and financial objectives; and to assist in the attraction, retention and motivation of Associates. The Plan is further intended to provide flexibility to the Company in structuring incentive compensation to best promote the foregoing objectives.

          1.3          Plan Document. This instrument, as amended from time to time, constitutes the governing document of the Plan.

          1.4          Effective Date. The Plan is effective as of March 28, 2010. The Plan shall remain in effect until terminated by the Board. Unless earlier terminated by the Board, the Plan shall terminate as of the date of the first meeting of shareholders held in 2020.

          1.5          Incentive Compensation Plan. The Plan is an incentive compensation program for Participants. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

SECTION 2
DEFINITIONS

                    The following terms shall have the definitions stated, unless the context requires a different meaning. Other defined terms shall have the meanings ascribed to them herein.

          2.1          Annual Base Salary. "Annual Base Salary" means a Participant's annual salary rate in effect at the end of a Performance Period without regard to incentive compensation or bonuses or awards under this Plan or other benefits or incentive compensation plans maintained or provided by the Company.

          2.2          Associate. "Associate" means an employee of the Company or any Subsidiary.

          2.3          Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any Incentive Bonus payable with respect to the Participant under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant's will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining Incentive Bonus under this Plan, if any, shall be paid to the Participant's estate.

          2.4          Board. "Board" means the Board of Directors of the Company.

          2.5          Business Unit. "Business Unit" means any Subsidiary, department, division or other operational unit of the Company or any Subsidiary as to which the Committee shall establish a Goal under the Plan applicable in a Performance Period.

          2.6          Code. "Code" means the Internal Revenue Code of 1986, as amended.

          2.7          Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board designates to administer this Plan. The Committee shall consist of at least two persons, all of whom shall be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" as defined in Section 162(m) of the Code.

          2.8          Common Stock. "Common Stock means the Company's common stock, no par value.

          2.9          Company. "Company" means Spartan Stores, Inc., a Michigan corporation, and its Subsidiaries.

          2.10          Fiscal Year. "Fiscal Year" means the financial reporting and taxable year of the Company.

          2.11          Goal. "Goal" means the goal established for one or more Participants by the Committee under Section 5 of this Plan for one or more of the Company and any Business Unit to achieve over a designated performance period. Goals may be based on the net earnings or other financial performance or results or improvements in operations of the Company or any Business Unit, or any other criteria that the Committee may determine from time to time.

          2.12          Incentive Bonus. "Incentive Bonus" means a bonus awarded and paid in cash to a Participant for services to the Company or its Subsidiaries during a Performance Period that is based upon achievement of Goals that are applicable to the Participant.

          2.13          Officer. "Officer" means a Participant serving in one or more of the following positions with Spartan Stores, Inc.: Chief Executive Officer, President, any Executive or other Vice President, Secretary and Treasurer.

          2.14          Participant. "Participant" means an Associate designated by the Committee to participate in this Plan for a Performance Period pursuant to Section 4 of this Plan.

          2.15          Performance Period. "Performance Period" means the period of time during which the performance objectives must be achieved by the Company, a Subsidiary, or a Business Unit to determine the payout of an Incentive Bonus, if any.

          2.16          Retirement. "Retirement" means termination of employment as a result of retirement on or after the earlier of the date the Participant reaches (a) age 65; or (b) age 55, but only if such Participant has completed at least ten Years of Vested Service (as defined below) since the later of the Participant's date of hire or, if the Participant became an associate of the Company in connection with a merger or acquisition, the date of the effective time of such merger or acquisition.

          2.17          Subsidiary. "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, except that for purposes of this Plan, the term "Subsidiary" does not include Spartan Insurance Company Ltd. or SI Insurance Agency, Inc.

          2.18          Surviving Spouse. "Surviving Spouse" means the husband or wife of the Participant at the time of the Participant's death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

          2.19          Target Bonus. "Target Bonus" means the bonus goal established by the Committee for each Participant under Section 5.2(d).

          2.20          Total Disability. "Total Disability" means the condition of a Participant who is and remains eligible for total and permanent disability benefits under § 223 of the Social Security Act, as amended.

          2.21          Year of Vested Service. "Year of Vested Service" means a calendar year in which a Participant is credited with at least 1,000 hours of employment with the Company or its Subsidiaries. For the purposes of this definition, "hours of employment" include actual hours of paid work, paid leave or other time off, and hours of work missed due to military service provided that the Participant returns to work while his or her rehire rights are protected by law.

SECTION 3
ADMINISTRATION OF PLAN

          3.1          Plan Administration.

          (a)          Power and Authority. The Committee shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive on all parties. To the extent it deems necessary or appropriate, the Committee may adopt rules, policies and forms for the administration, interpretation and implementation of the Plan.

          (b)          Delegation of Authority. The Committee may delegate administrative authority and responsibility from time to time to and among one or more officers of the Company, but all actions taken pursuant to delegated authority and responsibility shall be subject to review, change and approval by the Committee.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all matters as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants and (b) the nature and extent of the Incentive Bonus granted to each Participant.

          3.3          Indemnification. A member of the Committee or any other individual or group to whom authority is delegated shall not be personally liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities and costs arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan. This Section 3.3 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person.

SECTION 4
ELIGIBILITY

          4.1          Participation. An Associate shall be a Participant in the Plan for a Performance Period upon his or her designation as a Participant for that Performance Period by the Committee. When deemed appropriate by the Committee, the Committee may determine an effective date for the commencement of participation by a Participant that is subsequent to the first day of the Performance Period. Participants shall be notified in writing and provided a written summary of the Plan.

          4.2          No Continuing Participation. An Associate's designation as a Participant for a Performance Period will not continue in effect for the subsequent Performance Period unless and until the Committee designates the Associate as a Participant in the subsequent Performance

Period. The Committee may terminate participation by any Participant at any time with or without cause.

SECTION 5
ESTABLISHMENT OF GOALS AND POTENTIAL INCENTIVE BONUSES

          5.1          Performance Criteria. The Plan shall be administered so that the incentive compensation provided to Participants under the Plan for each Performance Period is based on whether the Goals that are applicable to the Participant for a Performance Period are achieved for that Performance Period.

          5.2          Determination of Possible Incentive Bonuses. Within a reasonable time prior to or after the commencement of a Performance Period, the Committee shall make the determinations set forth in this Section 5.2.

          (a)          Performance Period. The Committee shall determine the duration of each Performance Period. Each Performance Period may be expressed as a number of Fiscal Years or by any unit of time. Any Performance Period may overlap with one or more other Performance Periods.

          (b)          Participants. The Committee shall determine the Associates who shall be Participants for that Performance Period.

          (c)          Goals. The Committee shall determine the one or more Goals applicable to each Participant for that Performance Period, including any threshold, target or maximum Goals. The Committee may, but is not required to, set Goals for the person or persons serving in a particular position or positions with the Company, rather than individual Participants. Goals may vary among Participants in any manner that the Committee determines. In addition, there is no requirement that any Participant's Goals be similar from Performance Period to Performance Period.

          (d)          Target Bonus. A Target Bonus, expressed as a percentage of the Participant's Annual Base Salary or a specified dollar amount.

          (e)          Incentive Bonus; Allocation of Incentive Bonus. For each Participant selected for a Performance Period, the Committee shall determine the one or more Incentive Bonus levels applicable to a Goal for the Performance Period. The Incentive Bonus levels, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of achievement of the Goals established by the Committee pursuant to this Section 5.

          (f)          Determination of Relationships Between Goals. For each Goal established for a Participant, the Committee shall determine whether the

Participant's eligibility to receive an Incentive Bonus with respect to such Goal is dependent on the achievement of any other Goal applicable to that Participant.

The Incentive Bonus levels specified under subsection (c) above may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of the Goal or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of the Goal. If the Incentive Bonus levels are expressed a matrix of percentages and the actual performance achieved exceeds the threshold level and falls between specified levels, then the Compensation Committee may determine by interpolation the percentage of the Target Bonus that will be paid.

          5.3          Determination of Actual Incentive Bonuses.

          (a)          Determination of Achievement of Goals. Within a reasonable time following the end of a Performance Period, the Committee shall determine whether each Participant's one or more Goals for that Performance Period have been met. The Committee shall make this determination by reference to such information as the Committee determines.

          (b)          Determination of Incentive Bonuses. Following its determinations under Section 5.3(a), the Committee shall determine the portion of each Participant's Incentive Bonus that such Participant is entitled to receive for that Performance Period, subject to the provisions of this Section 5.

          5.4          Adjustments. Adjustments to Incentive Bonuses may be made when deemed appropriate by the Committee pursuant to Section 6 below.

SECTION 6
DETERMINATION AND PAYMENT OF INCENTIVE BONUSES

          6.1          Final Performance Determination. Company, Business Unit and individual performance, including any necessary or appropriate adjustments required or permitted hereunder, shall be determined for each Participant as soon as administratively feasible following the availability of final performance results for the Performance Period.

          6.2          Determination of Incentive Bonuses. Under rules established by the Committee, the Incentive Bonus for each Participant for each Performance Period shall be determined pursuant to Section 5.

          6.3          Payment of Incentive Bonuses; Form of Payment. The dollar amount of the Incentive Bonus for a Performance Period shall be paid to the Participant as soon as feasible following the completion of the Incentive Bonus calculations for the Performance Period; provided, however, such Incentive Bonus shall be paid no later than the 15th day of the third month following the end of the Performance Period in which the goals for the incentive bonus have been met. Upon completion of such calculations, the Committee shall notify each Participant of the amount of his or her Incentive Bonus. Any Participant may elect to receive a portion of his or her Incentive Bonus to be paid in cash under this Plan in the form of Common Stock under the Company's 2001 Stock Bonus Plan (or any successor plan) or any other Incentive Bonus plan that the Company may adopt, provided that the Participant is a participant under the other plan with the right to elect to receive shares of Common Stock under the plan. In the event of the death of a Participant, any Incentive Bonus payable to the Participant under the Plan will be paid to the Participant's Beneficiary. Before any Incentive Bonus shall be paid, the Committee shall certify in writing, whether by appropriate resolution or otherwise, that the relevant Goals were met and that the other material terms of this Plan have been satisfied.

          6.4          Partial Year Participation and Employment Changes.

          (a)          Partial Year Participation. If a person is designated to become a Participant in a Performance Period as of a date other than the first day of the Performance Period, then such Participant shall be entitled to receive a pro rata portion of the Incentive Bonuses to which he or she would otherwise be entitled had he or she been a Participant for the entire Performance Period, based on the Participant's time of active employment as a Participant during the Performance Period.

          (b)          Employment Changes. Goals and Incentive Bonuses for a Participant for a Performance Period will be prorated or adjusted as appropriate, as determined by the Committee from time to time, in the event of any change in the Participant's compensation or employment status, or any other change that would affect the determination for the Performance Period, in proportion to the duration of each applicable factor during the Performance Period.

          (c)          Retirement, Death, or Total Disability. If a Participant's employment terminates during a Performance Period by reason of Retirement, death, or Total Disability, the Participant's Incentive Bonus for the Performance Period, if any, shall be prorated, as determined by the Committee, based on the Participant's time of active employment as a Participant during the Performance Period.

          (d)          Other Termination of Employment. Except as otherwise provided in this subsection (d) or pursuant to subsection (e), upon termination of a Participant's employment during a Performance Period for any reason other than Retirement, death, or Total Disability, the Participant shall not be entitled to the payment of any Incentive Bonus for the Performance Period. Notwithstanding the preceding sentence, the Committee shall have sole and absolute discretion to determine that payment of a pro-rated amount may be made when termination of a Participant's employment results from job elimination, reduction in work force or other similar company initiative, or is encouraged or induced by incentives offered by the Company or other circumstances determined appropriate by the Committee. Except as provided in Section 6.4(c) or (e), a Participant must be employed by the Company or a Subsidiary at the time that an Incentive Bonus is paid to receive such Incentive Bonus.

          (e)          Committee Discretion. Pursuant to the powers conferred in Section 7, the Committee may amend or modify any rule and make any other rule, exception or determination applicable to participation and employment changes relating to any Participant. Notwithstanding any other provision of this Plan, the Committee delegates to the Chief Executive Officer the authority to determine that a Participant's award will be reduced or withheld if the Chief Executive Officer determines that the reduction or withholding is warranted by the Participant's performance.

SECTION 7
COMMITTEE DISCRETION

                    The Committee shall exercise all of its power and duties as the Committee deems appropriate in its sole and absolute discretion. All decisions of the Committee shall be final and binding on all Participants and their respective heirs, representatives and Beneficiaries. If the Committee determines in its sole and absolute discretion that any factor applicable in the ultimate determination of an Incentive Bonus under the Plan for a Performance Period is not appropriate with respect to one or more Participants due to unusual events, circumstances, or other factors that the Committee determines to be appropriate, the applicable factor or the amount of the resulting Incentive Bonus may be adjusted or modified in any manner deemed appropriate by the Committee. Without limiting the generality of the foregoing, to reflect significant, unanticipated changes, Goals may be adjusted during a Performance Period by recommendation of the Committee and upon approval of the Board of Directors. Adjustments to Goals are expected to be, but need not be, made on an extraordinary basis only.

                    Without limiting the generality of the foregoing, for each Performance Period for which Incentive Bonuses are awarded, the Committee may, but need not, award Incentive Bonuses to persons who were not designated as Participants for that Performance Period in an aggregate amount equal to not more than twenty-five percent (25%) of the aggregate amount of Incentive Bonuses awarded to Participants for such Performance Period. The amount and other terms and conditions of such Incentive Bonuses to non-Participants, as well as the identities of the persons who are designated to receive such Incentive Bonuses, are within the sole and absolute discretion of the Committee.

SECTION 8
TERMINATION AND AMENDMENT

                    The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems appropriate and in the best interests of the Company.

SECTION 9
GENERAL PROVISIONS

          9.1          Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that Incentive Bonuses or other compensation will be payable under the Plan. The success of the Company and its Business Units and affiliates, as determined hereunder and adjusted as provided herein and application of the administrative rules and determinations by the Committee, shall determine the extent to which Participants are entitled to receive Incentive Bonuses under this Plan. No Participant or other person shall have any claim to be granted any award or benefit under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan. The terms and conditions of any award or benefit of the same type and the determination of the Committee to grant a waiver or modification of any award or benefit and the terms and conditions thereof need not be the same with respect to each Participant.

          9.2          No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating Associate with any contractual right to participate in or receive benefits under the Plan. No designation of a person as a Participant for all or any part of a Performance Period shall create a right to any Incentive Bonus, compensation or other benefits of the Plan for any other Performance Period.

          9.3          No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

          9.4          No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process, unless otherwise specifically ordered by any court of competent jurisdiction.

          9.5          Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

          9.6          Incompetent Payee. If the Committee determines that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant's Beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan's obligations to the Participant or Beneficiary.

          9.7          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          9.8          Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan. The Plan is intended to be exempt from Section 409A of the Code by providing for short-term deferrals as described in Treasury Regulations § 1.409A-1(b)(4) and shall be interpreted and administered to achieve that purpose.

          9.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          9.10          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.